Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242 ext. 7400	The MWW Group Rich Tauberman (201) 507-9500 rtauberman@mww.com
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES NEW CREDIT AGREEMENT

Albany, NY, January 10, 2006 – Trans World Entertainment Corporation (NASDAQ: TWMC) today announced that on January 5, 2006 the Company entered into a new five year, $100 million revolving secured credit facility agreement with Bank of America, N.A.  The new facility replaces the Company’s previous facility and will provide for general corporate purposes.  Currently, the Company has no loans outstanding on either the new or previous facility.

“Our new credit agreement provides a reduced interest rate, lower costs and other positive terms suitable to our business.  It underscores the financial strength of Trans World Entertainment and helps ensure the ability to fund our strategic initiatives, as needed”, commented John Sullivan, Executive Vice President and Chief Financial Officer. “We are also pleased to have a strong, new financial partner in Bank of America”.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates about 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin, Streetside Records,  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.